Diodes Incorporated - 2006 Annual Shareholders' Meeting - May 17, 2006
- Dr. Keh Shew-Lu's remarks

Good morning everyone and welcome to Diodes' 2006 Annual Shareholders Meeting. The following remarks will be posted on our Website at www.diodes.com.

Before I start, I'd like to read the customary forward-looking statement.

Safe Harbor Statement

My remarks this morning may contain forward-looking statements, which are subject to risks and uncertainties. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.

Experienced Management Team

Before I get into the substance of my remarks, I want to take a few moments to introduce myself. I am Dr. Keh-Shew Lu, President & CEO of Diodes. I was appointed President & CEO on June 1 of last year, but I have been a Company director for 4 years and am intimately familiar with Diodes' strategic initiatives, operations, and product lines. Prior to Diodes, I was with Texas Instruments for 27 years. Most recently as Senior VP and General Manager of TI's Worldwide Analog Mixed Signal and Logic Products.

Among Diodes executive, there is an enormous amount of continuity. Carl Wertz, our CFO, has been with the Company for 12 years; Joseph Liu, Senior VP, Operations and our former CFO. Joseph has been with Diodes 14 years; Mark King, Senior VP, Sales & Marketing, has been with Diodes and Lite-On for a combined total of 21 years. And, Steven Ho, Vice President, Asia Sales, has been with Diodes and Lite-On for a combined 20 years. Our management team has an enormous amount of Company-specific and general industry knowledge, and they have contributed enormously both individually and collectively to Diodes success to date.


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Outperforming the industry

I am pleased to announce that Diodes performed exceptionally well in 2005, by far surpassing the overall discrete industry's revenue growth. For 2005, our revenue growth rate was almost 16%, while the overall discrete industry was down 3.3%. If you look at the 2001-2005 period, Diodes compound annual growth rate, or CAGR, of 23% far exceeded that of the broader discrete industry, which had a compound growth rate of only 5.8%. We believe that our superior performance during an otherwise challenging period for the semiconductor industry as a whole is evidence of the strength and adaptability of our business model.

In 2005, we again differentiated ourselves within the discrete semiconductor industry by generating strong top-line and healthy bottom-line growth. Our achievements included: (1) significantly outperforming the market with our revenue growth; (2) posting our 15th consecutive year of profitability; (3) keeping our cost structure low with a sound focus on financial discipline; (4) ensuring a strong balance sheet and cash flows; and (5) consistently producing superior earnings and shareholder returns.

Growth Strategy

The focus of our long-term growth strategy remains building on our position as a global leader in the delivery of discrete, and now, analog components. To achieve this, we will continue to: (1) rapidly introduce innovative discrete semiconductor products into the market; (2) expand our addressable market through adjacent technologies such as analog and mixed signal; (3) maintain intense customer service focus; (4) optomize our cost structure; and (5) pursue selective strategic acquisitions.


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Anachip Acquisition

As we announced back in June of 2005, our plan is to take advantage of higher-margin opportunities by expanding into adjacent analog and mixed signal technologies. The recent acquisition of Anachip fits in the center of this strategy. The combination of this acquisition with the proceeds from our September secondary offering significantly accelerates our move into these new adjacent markets.

Anachip's main product focus is in power management IC, and their analog devices are used in a wide array of advanced devices that touch all of our lines of business - from LCD or TV monitors to Wireless 802.11 LAN access points. They bring an excellent design team with strong capabilities in a range of desirable analog and power management technologies. The acquisition was accretive in the first quarter of 2006 and we expect the acquisition to be accretive to full-year 2006 EPS.

We anticipate significant combined synergies over time as we continue the full integration of Anachip into our operations. Our marketing and sales organizations are already combined and the conversion of Anachip products to our China packaging facility is going as planned. This is the first of our planned acquisitions that will enhance our growth, while leveraging our innovative discrete component technology, our world-class packaging capabilities, and our extensive sales and marketing channels.

Q1'06 was our first quarter of results that included a contribution from our analog and power management products. The Anachip acquisition has already made a positive contribution to our growth and profitability, and we see excellent momentum across our business segments for the remainder of 2006.


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Focused Platform

Our product focus is in the area of discrete semiconductors, in particular performance devices in sub-miniature, surface mount packaging. Discretes are the building blocks of the electronics industry, providing support and making electrical connections to integrated circuits.

Diodes' products enable power management, surge suppression and protection, power conditioning, data line protection, voltage regulation, signal steering and data transmission. We recently shifted our product development focus towards differentiated and proprietary technologies that improve the trade off between device size, power consumption and performance characteristics. We offer our world-class customer base a wide range of customized high-density diode and transistor arrays in ultra-miniature, multi-pin surface mount device (SMD) packages.

Broad Customer Base

Diodes'  products  have a diverse  set of end uses that can be  broadly  divided between communications, computing, consumer electronics, industrial, and automotive applications. We supply many tier-one companies, including Motorola, Microsoft, Honeywell, Intel, Bose, and LG, as well as Samsung, Dell Computer and Apple.

The integration of Anachip's sales and marketing organization into Diodes is complete, with brand conversion scheduled for completion by the end of Q3'06. Initial customer and distributor feedback to the acquisition and our analog strategy is extremely positive.

Global Reach

Diodes' market share for the discrete product line reached record highs in 1Q'06, driven by gains in all geographic regions. During the first quarter of 2006, our revenue in Asia expanded at a rapid pace, up substantially as a result of the Anachip acquisition. North American sales exceeded our expectation with brisk demand for TV set-top boxes and health medical devices and broad-based distributor sales. Increased lead-times and competitor shortages contributed to this performance, with this trend expected to continue into Q2'06.


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Sales for  accounts  designed  in the United  States and built in Asia  remained strong, given intensified design activity and new qualifications to `second source' long lead-time parts. In Europe, during Q1'06, revenue rose 53% sequentially on record sales. We view this as a clear sign that our distributor program is gaining greater traction in Europe. We also enhanced our European sales and marketing organization with two key new hires in Germany and France to build on our significant inroads into these markets

Deep Manufacturing Expertise

We also continue to pursue and achieve manufacturing excellence. In 2005, two of our manufacturing facilities in China were awarded ISO/TS certification. This certification represents how the automotive industry recognizes quality and it provides customers with confidence in their decision to partner with Diodes.

We also significantly lowered our production costs through increased economies of scale with dramatically enhanced process improvements at our manufacturing facilities, which increased the number of units manufactured at our China facilities to 8.2 billion in 2005, from 5.4 billion in 2004. From 1998 to 2005, the unit production at our China facilities experienced an outstanding CAGR of 60%.

Revenue Growth

Our strategic initiatives generated strong revenue growth. From 2001 to 2005, revenue climbed from $93 million in 2001 to $215 million in 2005 - resulting in a CAGR of 23%. For the first quarter of 2006, revenue jumped by 51% on a year-over-year basis to $74 million. Diodes' market share reached new records in the first quarter, as we continue to lead the discrete semiconductor segment with strong revenue and healthy profitability.


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Expanding Margins

Our margins expanded throughout 2005. Gross margin was 34.2% in 2005, versus 32.7% in 2004. As a percentage of revenue, EBITDA was 26.2% in 2005, as compared to 24.7% in 2004; EBIT was 18.5% in 2005, versus 17.6% in 2004; and net income was 15.5%, compared to 13.8% in 2004.

Superior Earnings and Returns

Also, for 2005, our net income grew to $33.3 million, or $1.29 per share, from $25.6 million in 2004, $1.10 per share. The 2005 EPS includes the dilution of the 3.2 million-share secondary offering, split adjusted.

Stock Price Appreciation

Finally, over the last five years, the successful implementation of our growth strategy has rewarded shareholders with an over 800% increase in Diodes' stock price.

In summary, we are ahead of schedule in executing on our analog market strategy, with packaging integration of Anachip products underway at our China facility and high customer demand for bundled packages of our discrete and analog power management offerings. Customer orders were also robust across all of our geographic regions during the first quarter of 2006. In the discrete segment, we are continuing to grow share by introducing innovative, value-added solutions to market. We are expanding our market share in Asia, and gaining traction in the European market.

In terms of our market segments, the Anachip acquisition has strengthened our position in the communications segment, resulting in an even more balanced exposure to the key growth segments for discrete and analog devices. This enables us to further diversify our revenue sources so as to mitigate the impacts of fluctuations in customer demand in any one or more market segments.


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Thank you.

I want to thank all of our shareholders for your continued support. Diodes' is off to a strong start, and we plan on continuing this momentum throughout the remainder of 2006.

Thank you.

Q&A

We will now entertain questions from stockholders. As I call on you, I ask that you please state your name and direct your questions to me. I will then address the question to the appropriate party.

Please state your questions briefly so that your fellow stockholders will also have a chance to ask questions. If you wish to comment concerning the general business of the Company, please feel free to contact one of the officers of the Company after the meeting, and he will be happy to speak with you at a mutually convenient time.

As you know, it is not the Company's practice to make projections. Any forward-looking statements contained in my presentation or in the answers to your questions are subject to a variety of risks and uncertainties, including those set forth in the Company's reports filed with the Securities and Exchange Commission.

      As there are no further questions, I would like to thank each of you for attending today.

      Thank you very much.


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